UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: November 6, 2012

Date of earliest event reported: October 31, 2012

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 31, 2012, Calavo Growers, Inc. a California corporation (“Calavo,” “our,” or “the Company”), entered into a Sale of LLC Interest Agreement (the “Sale Agreement”) with San Rafael Distributing, Inc., an Arizona corporation (“San Rafael”), pursuant to which the Company has agreed to sell to San Rafael all of our interest, representing one-half ownership, in Maui Fresh International, LLC, a California limited liability company (“Maui”) for $2.6 million. This transaction resulted in a gain on sale of approximately $0.6 million.

Since 2006, Calavo and San Rafael both had a 50% interest in the joint venture of Maui for the purpose of the marketing, sale and distribution of fresh produce from the Los Angeles Wholesale Produce Market.

Pursuant to the Sale of LLC Interest Agreement, San Rafael made an initial down payment of $0.3 million on October 31, 2012. Concurrently, San Rafeal also entered into two promissory notes, the “Equity Promissory Note” and the “Goodwill Promissory Note.” The equity promissory note of $1.0 million and the goodwill promissory note of $1.3 million have been secured by a pledge by San Rafael’s entire ownership interest on Maui and were guaranteed by Francisco Clouthier (owner of San Rafael).

The Equity Promissory Note, totaling approximately $1.0 million, will be paid in 36 equal monthly principal payments of $27,542 together with interest accrued, as defined, on the unpaid principal balance. The entire amount of principal and all accrued unpaid interest shall be due and payable on November 1, 2015.

The Goodwill Promissory Note, totaling $1.3 million, is due and payable in full on November 1, 2017.

Item 9.01 Financial Statements and Exhibits.

10.1	Sale of LLC Interest Agreement dated October 31, 2012 between Calavo Growers, Inc. and San Rafael Distributing, Inc.

10.2	Equity Secured Promissory Note dated October 31, 2012 between Calavo Growers, Inc. and San Rafael Distributing, Inc.

10.3	Goodwill Secured Promissory Note dated October 31, 2012 between Calavo Growers, Inc. and San Rafael Distributing, Inc.

10.4	Pledge and Security Agreement dated October 31, 2012 between Calavo Growers, Inc. and San Rafael Distributing, Inc.

10.5	Personal Guaranty dated October 31, 2012 between Calavo Growers, Inc. and Francisco Clouthier.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
November 6, 2012
	By:	/s/ Lecil E. Cole
Lecil E. Cole Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

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